Exhibit 10.1

Amendment No. 7

to

Employment Agreement of David Schaeffer

This amendment is made by and between Cogent Communications, Inc. (the “Company”) and David Schaeffer (“Executive”).  It amends the employment agreement between the parties dated February 7, 2000 as amended.

The second and third sentences of section 2 are replaced with the following:

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2021, unless earlier terminated as provided in Section 6.

The first sentence of section 5(b) Bonus is replaced with the following:

Executive shall be entitled to a bonus based on the growth of revenue and EBITDA, as adjusted (as defined in the company’s earnings releases), of Cogent Communications Holdings, Inc. in 2015-2021 compared in each case to the prior year. [The remainder of the paragraph is unchanged.]

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

Cogent Communications, Inc.

/s/ David Schaeffer	by:	/s/ Robert N. Beury, Jr.

David Schaeffer		Robert N. Beury Jr.
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, Inc. on behalf of the board of directors

Date: November 17, 2017		Date: November 17, 2017